Exhibit 4.24
(Face of Note)
___% Senior Notes due 20___

CUSIP ___
ISIN ___

No.	$
PEABODY ENERGY CORPORATION
promises to pay to CEDE & CO., INC. or registered assigns, the principal sum of                      Dollars ($                    ) on                     , 20___.
Interest Payment Dates:                      and                     .
Record Dates:                      and                     .
Dated:                     , 20___.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed manually or by facsimile by its duly authorized officer.

PEABODY ENERGY CORPORATION
By:
Name:
Title

This is one of the [Global]
Securities referred to in the
within-mentioned Indenture:
U.S. Bank National Association
as Trustee

By:
Authorized Signatory
Dated                     , 20___

(Back of Note)
___% Senior Notes due 20___
[Insert the Global Note Legend, if applicable, pursuant to the terms of the Indenture.]
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     1. Interest. Peabody Energy Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Security at ___% per annum from                     , 20___until maturity. The Company will pay interest semi-annually on                      and                      of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from                     , 20___; provided that if there is no existing Default in the payment of interest, and if this Security is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be                     , 20___. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     2. Method of Payment. The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered Holders of Securities at the close of business on the                     or                      next preceding the Interest Payment Date (except as provided in Section 3.08 of the Base Indenture (as defined below) with respect to defaulted interest), even if such Securities are canceled after such record date and on or before such Interest Payment Date. The Securities will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on all Global Securities and all other Securities the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     3. Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

     4. Indenture. The Company issued the Securities under the ___Supplemental Indenture dated as of                    , 20___to a Base Indenture dated as of March 19, 2004 (the “Base Indenture” and, collectively, the “Indenture”) between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Securities are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Securities are obligations of the Company.
     5. The principal on the Securities shall be due and payable on                     , 20___.
     6. [Optional Redemption.] [Insert applicable language, if any.]
     7. Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Securities.
     8. [Repurchase at Option of Holder.] [Insert applicable language, if any.]
     9. Notice of Redemption. If applicable, notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Securities are to be redeemed at its registered address. Securities in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Securities held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Securities or portions thereof called for redemption.
     10. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.
     11. Persons Deemed Owners. The registered Holder of a Security may be treated as its owner for all purposes.
     12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Guarantees or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Securities, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Guarantees or the Securities may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Securities, voting as a single class. Without the consent of any Holder of a Security, the Indenture, the Guarantees or the Securities may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Securities in addition to or in place of certificated Securities, to provide for the assumption of the Company’s or Guarantor’s obligations to Holders of the Securities in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Securities or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the issuance of additional Securities in accordance with the limitations set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Guarantee with respect to the Securities.
     13. Defaults and Remedies. An “Event of Default” occurs if: (i) the Company defaults in the payment when due of interest on, with respect to, the Securities and such default continues for a period of 30 days; (ii) the Company defaults in the payment when due of principal of or premium, if any, on the Securities when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise; (iii) the Company fails to observe or perform any other covenant, representation, warranty or other agreement in the Indenture or the Securities for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities then outstanding voting as a single class; (iv) certain events of bankruptcy or insolvency occur with respect to the Company or any of its Significant Subsidiaries; or (v) except as permitted by the Indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under such Guarantor’s Guarantee. [Insert additional Events of Default, if any.]
     If any Event of Default (other than an Event of Default specified in Section 5.01(e) of the Base Indenture with respect to the Company [insert additional carveouts, if any]) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Securities may declare all the Securities to be due and payable immediately. Upon any such declaration, the Securities shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (e) of Section 5.01 of the Base Indenture [insert additional provisions, if any] occurs with respect to the Company, all outstanding Securities shall be due and payable without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Securities by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.
     14. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.
     15. No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities.

     16. Authentication. This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
     17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63101-1826
Attention: Chief Legal Officer

Assignment Form
To assign this Security, fill in the form below:
(I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint                                          as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY
     The following exchanges of a part of this Global Security for an interest in another Global Security [or for a Definitive Note], or exchanges of a part of another Global Security [or Definitive Note] for an interest in this Global Security, have been made:

Principal Amount of
	Amount of decrease	Amount of increase	this Global Security	Signature of
	in Principal amount	in Principal Amount	following such	authorized signatory
	of this Global	of this Global	decrease (or	of Trustee [or Note
Date of Exchange	Security	Security	increase)	Custodian]